Exhibit 22.1

Subsidiary Issuer of Guaranteed Securities

The finance subsidiary of Bank of America Corporation (“BAC”) identified in the table below has issued and from time to time may issue the securities listed opposite such subsidiary issuer in the table below. BAC has fully and unconditionally guaranteed all such securities:

Subsidiary Issuer	Guaranteed Securities

BofA Finance LLC, a consolidated finance subsidiary	Senior Debt Securities issued under the previously filed Registration Statements on Form S-3 of BAC and BofA Finance LLC (Registration Nos. 333-268718-01, 333-234425-01 and 333-213265) and Senior Debt Securities and Warrants under the Registration Statement on Form S-3 of BAC and BofA Finance LLC filed on October 1, 2025, with which this Exhibit 22.1 is filed.